Exhibit 99.1

LIVE OAK BANCSHARES, INC. REPORTS FIRST QUARTER 2022 RESULTS

Wilmington, NC, April 27, 2022 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported first quarter of 2022 net income of $34.5 million, or $0.76 per diluted share.

“Live Oak Bank continues to focus on soundness, profitability and growth – in that order – and this quarter sustains the momentum of our franchise with strong balance sheet growth, credit quality and a differentiated model dedicated to America’s small business owners,” said Live Oak Chairman and CEO James S. (Chip) Mahan, III. “The beginning of 2022 provided continued indications that the small business market is robust and there remain many exciting opportunities for Live Oak to serve American entrepreneurs on a next-generation platform.”

First Quarter 2022 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	1Q 2022	4Q 2021	Dollars	Percent	1Q 2021
Total revenue (1)	$110,447	$111,394	$(947)	(1)%	$101,007
Total noninterest expense	65,714	59,698	6,016	10	58,272
Income before taxes	42,897	47,778	(4,881)	(10)	43,608
Effective tax rate	19.6%	36.9%	n/a	n/a	9.6%
Net income	$34,509	$30,147	$4,362	14%	$39,427
Diluted earnings per share	0.76	0.66	0.10	15	0.88
Loan and lease production:
Loans and leases originated	$865,063	$1,083,623	$(218,560)	(20)%	$1,180,219
% Fully funded	55.9%	54.1%	n/a	n/a	77.7%
Total loans and leases:	$6,766,876	$6,637,781	$129,095	2%	$6,533,495
Total loans and leases, excluding PPP loans:	6,636,056	6,375,903	260,153	4	5,088,437
Total assets:	8,619,966	8,213,393	406,573	5	8,417,875
Total deposits:	7,637,163	7,112,044	525,119	7	6,316,004

(1) Total revenue consists of net interest income and total noninterest income.

Loans and Leases

As of March 31, 2022, the total loan and lease portfolio was $6.77 billion, 3.6% above its level a year ago and 1.9% above its level at December 31, 2021. Compared to the fourth quarter of 2021, loans and leases held for investment increased $217.0 million, or 3.9%, to $5.74 billion while loans held for sale decreased $87.9 million, or 7.9%, to $1.03 billion. Average loans and leases were $6.72 billion during the first quarter of 2022 compared to $6.45 billion during the fourth quarter of 2021. Excluding Paycheck Protection Program (“PPP”) loans, the total loan and lease portfolio increased by $1.55 billion, or 30.4%, compared to March 31, 2021, and $260.2 million, or 4.1%, compared to December 31, 2021.

The total loan and lease portfolio of $6.77 billion includes $130.8 million of PPP loans, net of deferred fees and costs, at March 31, 2022, which are carried at historical cost classified as held for investment. The total loan and lease portfolio at March 31, 2022, and December 31, 2021, of $6.77 billion and $6.64 billion, respectively, was comprised of 54.9% and 51.6% of unguaranteed loans and leases, respectively.

Loan and lease originations totaled $865.1 million during the first quarter of 2022, a decrease of $218.6 million, or 20.2%, from the fourth quarter of 2021. Excluding PPP loans, loan and lease originations increased $192.6 million, or 28.6%, from the first quarter of 2021.

Deposits

Total deposits increased to $7.64 billion at March 31, 2022, an increase of $1.32 billion compared to March 31, 2021, and an increase of $525.1 million compared to December 31, 2021. The increase in total deposits from the prior quarters provides support for the growth in the loan and lease portfolio.

Average total interest-bearing deposits for the first quarter of 2022 increased $343.2 million, or 5.0%, to $7.25 billion, compared to $6.91 billion for the fourth quarter of 2021. The ratio of average total loans and leases to average interest-bearing deposits was 92.8% for the first quarter of 2022, compared to 93.4% for the fourth quarter of 2021.

Borrowings

Borrowings totaled $196.9 million at March 31, 2022, compared to $1.47 billion and $318.3 million at March 31, 2021, and December 31, 2021, respectively.  During the first quarter of 2022, the Company decreased borrowings by $121.4 million and $1.27 billion as compared to December 31, and March 31, 2021, respectively, primarily by reducing the outstanding balance in the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) to $136.5 million as of March 31, 2022. The PPPLF has a 100% advance rate equal to the principal amount of PPP loans pledged as security and carries an interest rate of 0.35%, and loans financed under the PPPLF have a neutral impact on regulatory leverage capital ratios.

Net Interest Income

Net interest income for the first quarter of 2022 increased to $77.8 million compared to $70.0 million for the first quarter of 2021 and $77.6 million for the fourth quarter of 2021.

The increase for the first quarter of 2022 compared to the first quarter of 2021 was driven by the significant growth in the total loan and lease portfolio combined with the reduction in the average rate on interest bearing liabilities from 1.02% for the first quarter of 2021 to 0.81% for the first quarter of 2022.

The net interest margin remained level compared to the fourth quarter of 2021 at 4.02%, with the yield on interest earning assets increasing by two basis points to 4.79% while the average cost of interest-bearing liabilities also increased by two basis points to 0.81%.

Noninterest Income

Noninterest income for the first quarter of 2022 increased to $32.7 million compared to $31.1 million for the first quarter of 2021 and decreased compared to $33.8 million for the fourth quarter of 2021.  The primary drivers in noninterest income changes are outlined below.

The loan servicing asset revaluation resulted in a loss of $1.6 million for the first quarter of 2022 compared to a gain of $1.5 million for the first quarter of 2021 and a loss of $4.2 million for the fourth quarter of 2021.  The decrease in the loan servicing asset revaluation from the first quarter of 2021 was largely related to prepayment speeds increasing over the prior year.  The reduction of loss in the loan servicing asset revaluation from the fourth quarter of 2021 was principally the result of positive market pricing movements.

Net gains on sales of loans increased $9.0 million compared to the first quarter of 2021 and $720 thousand compared to the fourth quarter of 2021.  The primary driver for the increase was the volume of guaranteed loans sold which increased to $219.7 million for the first quarter of 2022 compared to $199.0 million sold in the fourth quarter of 2021 and $136.7 million sold in the first quarter of 2021.  The volume of loan sales in the first quarter of 2022 was influenced by current market considerations. The average net gain on sale premium was 109%, 110% and 110% for the first quarter of 2022, fourth quarter of 2021 and first quarter of 2021, respectively.

The net gain on loans accounted for under the fair value option totaled $516 thousand for the first quarter of 2022, a $3.7 million decrease compared to the $4.2 million net gain for the first quarter of 2021. The $3.7 million decrease in the gain was largely the result of significant economic forecasts improvements experienced during the first quarter of 2021.

Equity method investments had a net loss totaling $2.1 million for the first quarter of 2022, a $967 thousand higher net loss than the first quarter of 2021 and $5.1 million higher net loss than the fourth quarter of 2021.  The increased level of net losses from equity method investments was largely a product of the Company’s pro rata portion of losses recognized by fintech oriented investment funds.

Noninterest Expense

Noninterest expense for the first quarter of 2022 totaled $65.7 million compared to $58.3 million for the first quarter of 2021 and $59.7 million for the fourth quarter of 2021.  The primary drivers in noninterest expense changes are outlined below.

Salaries and employee benefits for the first quarter of 2022 increased to $38.5 million compared to $31.4 million for the first quarter of 2021 and $32.5 million for the fourth quarter of 2021.  The increase in salaries and employee benefits was principally related to continued investment in human resources to support strategic and growth initiatives.

Travel expense for the first quarter of 2022 increased to $1.9 million compared to $659 thousand for the first quarter of 2021 and $1.8 million for the fourth quarter of 2021. The increase in travel expenses over the first quarter of 2021 was largely related to supporting both loan origination volume and the customer base as travel restrictions continued to ease.

Advertising and marketing expense increased to $1.7 million for the first quarter of 2022 compared to $652 thousand for the first quarter of 2021 and decreased compared to $1.8 million for the fourth quarter of 2021. The $1.0 million increase over the first quarter of 2021 was largely driven by renewed marketing events.

Technology expense is a new line item which replaces data processing expense in previous income statements.  This new line item includes data processing expense and other non-compensation related costs reclassified from equipment expense and other expense line items for software, computer and telecommunications.  This reclassification was made primarily to improve the clarity of expenses related to the Company’s ongoing technology initiatives and is reflected in all comparative periods of this release.  Technology expense for the first quarter of 2022 was $6.1 million, a $1.2 million increase over the first quarter of 2021.  This increase was primarily related to enhanced investments in the Company’s technology resources.

Partially offsetting the increase in noninterest expense for the first quarter of 2022 compared to the first quarter of 2021 was decreased impairment charges of $3.1 million related to renewable energy tax credit investments during the prior year combined with decreased professional services expense of $1.1 million largely driven by lower legal fees.

Asset Quality

During the first quarter of 2022, the Company recognized net charge-offs for loans carried at historical cost of $2.4 million compared to net recoveries of $984 thousand in the first quarter of 2021 and net charge-offs of $15 thousand in the fourth quarter of 2021. The increase in net charge-offs for the first quarter of 2022 was principally related to one relationship that was fully reserved for in the fourth quarter of 2021.  Net charge-offs (recoveries) as a percentage of average held for investment loans and leases carried at historical cost, annualized, for the quarters ended March 31, 2022 and 2021, and December 31, 2021, was 0.19%, (0.09)% and 0.00%, respectively.

Unguaranteed nonperforming (nonaccrual) loans and leases, excluding $4.5 million and $4.8 million accounted for under the fair value option at March 31, 2022, and December 31, 2021, respectively, increased to $19.5 million, or 0.38% of loans and leases held for investment which are carried at historical cost, at March 31, 2022, compared to $16.0 million, or 0.33%, at December 31, 2021.

Provision for (Recovery of) Loan and Lease Credit Losses

The provision for loan and lease credit losses for the first quarter of 2022 totaled $1.8 million compared to a recovery of $873 thousand for the first quarter of 2021 and provision of $3.9 million for the fourth quarter of 2021.  The level of provision expense in the first quarter of 2022 was primarily the result of continued improvement in forecasts related to employment and default expectations combined with the effect of higher than usual recoveries in certain verticals and overall growth in the loan and lease portfolio.

The allowance for credit losses on loans and leases totaled $63.1 million at March 31, 2022, compared to $63.6 million at December 31, 2021. The allowance for credit losses on loans and leases as a percentage of total loans and leases held for investment carried at historical cost was 1.23% and 1.30% at March 31, 2022, and December 31, 2021, respectively.

Income Tax

Income tax expense and related effective tax rate was $8.4 million and 19.6% for the first quarter of 2022, $4.2 million and 9.6% for the first quarter of 2021, and $17.6 million and 36.9% for the fourth quarter of 2021, respectively. The effective tax rate for the first quarter of 2022 was principally influenced by anticipated renewable energy tax credits associated with investments expected in 2021 but delayed to 2022 due to supply chain issues.

The higher level of income tax expense for the first quarter of 2022 compared to the first quarter of 2021 was primarily driven by vesting of restricted stock unit awards with market price conditions during the first three months of 2021.

The lower level of income tax expense for the first quarter of 2022 compared to the fourth quarter of 2021 was primarily the product of the above mentioned recognition of fewer investment tax credits in the last quarter of 2021 than the Company had anticipated in its annual effective tax rate for that year.

Shareholders’ Equity

Total shareholders’ equity decreased by $1.8 million, or 0.3%, during the first quarter of 2022.  This decrease was primarily due to $38.5 million of negative market impacts on the Company’s available-for-sale investment portfolio included in accumulated other comprehensive loss and largely offset by net income of $34.5 million.

During the first quarter of 2022, all of the remaining shares of Class B common stock (non-voting) amounting to 125,024 shares were converted to Class A common stock (voting) in connection with private sales.

Conference Call

Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (April 28, 2022). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 8584099. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the conference call will also be available until May 5, 2022 and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) with conference ID 8584099.

Important Note Regarding Forward-Looking Statements

Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; the potential impacts of the Coronavirus Disease 2019 (COVID-19) pandemic on trade (including supply chains and export levels), travel, employee productivity and other economic activities that may have a destabilizing and negative effect on financial markets, economic activity and customer behavior; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; adverse results, including related fees and expenses, from pending or future lawsuits, government investigations or private actions; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Bank.  Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:

William C. (BJ) Losch, III | CFO | Investor Relations | 910.765.9966

Claire Parker | SVP Corporate Communications | Media Relations | 910.597.1592

Live Oak Bancshares, Inc.

Quarterly Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three months ended					1Q 2022 Change vs.
	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021	1Q 2021
Interest income						%	%
Loans and fees on loans	$89,198	$88,577	$89,388	$84,780	$84,993	0.7	4.9
Investment securities, taxable	3,399	3,455	3,147	2,975	2,929	(1.6)	16.0
Other interest earning assets	185	171	224	244	303	8.2	(38.9)
Total interest income	92,782	92,203	92,786	87,999	88,225	0.6	5.2
Interest expense
Deposits	14,348	13,817	14,159	14,820	16,944	3.8	(15.3)
Borrowings	655	748	892	1,717	1,331	(12.4)	(50.8)
Total interest expense	15,003	14,565	15,051	16,537	18,275	3.0	(17.9)
Net interest income	77,779	77,638	77,735	71,462	69,950	0.2	11.2
Provision for (recovery of) loan and lease credit losses	1,836	3,918	4,319	7,846	(873)	(53.1)	(310.3)
Net interest income after provision for (recovery of) loan and lease credit losses	75,943	73,720	73,416	63,616	70,823	3.0	7.2
Noninterest income
Loan servicing revenue	6,356	6,289	6,278	6,218	6,434	1.1	(1.2)
Loan servicing asset revaluation	(1,569)	(4,160)	(5,878)	(3,181)	1,493	62.3	(205.1)
Net gains on sales of loans	20,977	20,257	18,860	16,234	11,929	3.6	75.8
Net gain (loss) on loans accounted for under the fair value option	516	(66)	(1,030)	1,135	4,218	881.8	(87.8)
Equity method investments income (loss)	(2,124)	2,969	(1,250)	(2,278)	(1,157)	(171.5)	(83.6)
Equity security investments gains (losses), net	(44)	218	176	44,253	105	(120.2)	(141.9)
Lease income	2,503	2,521	2,527	2,616	2,599	(0.7)	(3.7)
Management fee income	1,488	1,482	1,489	1,473	1,934	0.4	(23.1)
Other noninterest income	4,565	4,246	4,104	3,641	3,502	7.5	30.4
Total noninterest income	32,668	33,756	25,276	70,111	31,057	(3.2)	5.2
Noninterest expense
Salaries and employee benefits	38,507	32,464	28,202	32,900	31,366	18.6	22.8
Travel expense	1,897	1,782	1,819	1,549	659	6.5	187.9
Professional services expense	2,791	3,724	4,251	3,329	3,831	(25.1)	(27.1)
Advertising and marketing expense	1,729	1,844	1,631	875	652	(6.2)	165.2
Occupancy expense	2,327	2,045	2,042	2,224	2,112	13.8	10.2
Technology expense	6,053	6,489	6,150	5,131	4,878	(6.7)	24.1
Equipment expense	3,816	3,741	3,706	3,721	3,701	2.0	3.1
Other loan origination and maintenance expense	3,113	3,406	3,489	3,307	3,327	(8.6)	(6.4)
Renewable energy tax credit investment impairment	—	—	60	—	3,127	—	(100.0)
FDIC insurance	1,972	1,931	1,670	1,704	1,765	2.1	11.7
Other expense	3,509	2,272	2,439	2,818	2,854	54.4	23.0
Total noninterest expense	65,714	59,698	55,459	57,558	58,272	10.1	12.8
Income before taxes	42,897	47,778	43,233	76,169	43,608	(10.2)	(1.6)
Income tax expense	8,388	17,631	9,394	12,587	4,181	(52.4)	100.6
Net income	$34,509	$30,147	$33,839	$63,582	$39,427	14.5	(12.5)
Earnings per share
Basic	$0.79	$0.69	$0.78	$1.48	$0.92	14.5	(14.1)
Diluted	$0.76	$0.66	$0.76	$1.41	$0.88	15.2	(13.6)
Weighted average shares outstanding
Basic	43,701,943	43,492,172	43,329,889	43,173,312	42,673,615
Diluted	45,227,536	45,474,530	45,040,690	45,062,392	44,696,850

Live Oak Bancshares, Inc.

Quarterly Balance Sheets (unaudited)

(Dollars in thousands)

	As of the quarter ended					1Q 2022 Change vs.
	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021	1Q 2021
Assets						%	%
Cash and due from banks	$477,778	$187,203	$336,362	$428,907	$630,081	155.2	(24.2)
Federal funds sold	29,993	16,547	10,672	9,917	5,461	81.3	449.2
Certificates of deposit with other banks	4,250	4,750	6,000	6,000	6,500	(10.5)	(34.6)
Investment securities available-for-sale	844,577	906,052	861,377	817,896	775,177	(6.8)	9.0
Loans held for sale (1)	1,028,635	1,116,519	1,042,756	1,064,911	1,076,741	(7.9)	(4.5)
Loans and leases held for investment (2)	5,738,241	5,521,262	5,418,611	5,441,423	5,456,754	3.9	5.2
Allowance for credit losses on loans and leases	(63,058)	(63,584)	(59,681)	(57,848)	(52,417)	0.8	(20.3)
Net loans and leases	5,675,183	5,457,678	5,358,930	5,383,575	5,404,337	4.0	5.0
Premises and equipment, net	254,865	240,196	244,212	249,069	253,774	6.1	0.4
Foreclosed assets	198	620	883	1,793	4,185	(68.1)	(95.3)
Servicing assets	36,286	33,574	33,968	36,966	37,744	8.1	(3.9)
Other assets	268,201	250,254	242,181	244,152	223,875	7.2	19.8
Total assets	$8,619,966	$8,213,393	$8,137,341	$8,243,186	$8,417,875	5.0	2.4
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$86,342	$89,279	$77,026	$89,768	$75,794	(3.3)	13.9
Interest-bearing	7,550,821	7,022,765	6,739,587	6,431,065	6,240,210	7.5	21.0
Total deposits	7,637,163	7,112,044	6,816,613	6,520,833	6,316,004	7.4	20.9
Borrowings	196,911	318,289	575,021	1,012,431	1,465,961	(38.1)	(86.6)
Other liabilities	72,565	67,927	56,284	52,575	45,550	6.8	59.3
Total liabilities	7,906,639	7,498,260	7,447,918	7,585,839	7,827,515	5.4	1.0
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—	—	—
Class A common stock (voting)	315,607	310,970	304,085	299,809	298,525	1.5	5.7
Class B common stock (non-voting)	—	1,324	5,404	5,404	7,330	(100.0)	(100.0)
Retained earnings	434,226	400,893	371,869	339,011	275,377	8.3	57.7
Accumulated other comprehensive (loss) income	(36,506)	1,946	8,065	13,123	9,128	(1,976.0)	(499.9)
Total shareholders' equity	713,327	715,133	689,423	657,347	590,360	(0.3)	20.8
Total liabilities and shareholders’ equity	$8,619,966	$8,213,393	$8,137,341	$8,243,186	$8,417,875	5.0	2.4

(1)

Includes $25.1 million, $25.3 million, $27.4 million, $29.0 million and $35.9 million measured at fair value for the quarters ended March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, respectively.

(2)

Includes $600.6 million, $645.2 million, $698.0 million, $743.2 million and $790.8 million measured at fair value for the quarters ended March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, respectively.

Live Oak Bancshares, Inc.

Quarterly Selected Financial Data

(Dollars in thousands, except per share data)

	As of and for the three months ended
	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Income Statement Data
Net income	$34,509	$30,147	$33,839	$63,582	$39,427
Per Common Share
Net income, diluted	$0.76	$0.66	$0.76	$1.41	$0.88
Dividends declared	0.03	0.03	0.03	0.03	0.03
Book value	16.29	16.39	15.89	15.19	13.74
Tangible book value (1)	16.20	16.31	15.80	15.10	13.65
Performance Ratios
Return on average assets (annualized)	1.65%	1.47%	1.64%	3.01%	1.98%
Return on average equity (annualized)	18.94	16.80	19.67	41.30	26.89
Net interest margin	4.02	4.02	3.99	3.63	3.81
Efficiency ratio (1)	59.50	53.59	53.84	40.66	57.69
Noninterest income to total revenue	29.58	30.30	24.54	49.52	30.75
Selected Loan Metrics
Loans and leases originated	$865,063	$1,083,623	$1,063,190	$1,153,693	$1,180,219
Outstanding balance of sold loans serviced	3,381,883	3,298,828	3,212,271	3,134,068	3,216,727
Asset Quality Ratios
Allowance for credit losses to loans and leases held for investment (3)	1.23%	1.30%	1.26%	1.23%	1.12%
Net charge-offs (recoveries) (3)	$2,362	$15	$2,485	$2,417	$(984)
Net charge-offs (recoveries) to average loans and leases held for investment (2) (3)	0.19%	0.00%	0.21%	0.21%	(0.09)%

Nonperforming loans and leases at historical cost (3)
Unguaranteed	$19,475	$15,987	$20,450	$22,458	$24,738
Guaranteed	32,828	26,546	28,888	25,551	32,633
Total	52,303	42,533	49,338	48,009	57,371
Unguaranteed nonperforming historical cost loans and leases, to loans and leases held for investment (3)	0.38%	0.33%	0.43%	0.48%	0.53%

Nonperforming loans at fair value (4)
Unguaranteed	$4,451	$4,791	$6,303	$5,503	$5,838
Guaranteed	30,850	33,471	36,708	34,323	34,396
Total	35,301	38,262	43,011	39,826	40,234
Unguaranteed nonperforming fair value loans to loans held for investment (4)	0.74%	0.74%	0.90%	0.74%	0.74%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	12.10%	12.38%	12.56%	12.45%	12.16%
Tier 1 leverage capital (to average assets)	8.87	8.87	8.82	8.70	8.50

Notes to Quarterly Selected Financial Data

(1)  See accompanying GAAP to Non-GAAP Reconciliation.

(2)  Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

(3)  Loans and leases at historical cost only (excludes loans measured at fair value).

(4)  Loans accounted for under the fair value option only (excludes loans and leases carried at historical cost).

Live Oak Bancshares, Inc.

Quarterly Average Balances and Net Interest Margin

(Dollars in thousands)

	Three Months Ended March 31, 2022			Three Months Ended December 31, 2021
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$223,638	$179	0.32%	$331,077	$168	0.20%
Federal funds sold	9,197	6	0.26	8,515	3	0.14
Investment securities	895,592	3,399	1.54	879,138	3,455	1.56
Loans held for sale	1,115,441	15,183	5.52	1,059,672	14,661	5.49
Loans and leases held for investment (1)	5,609,338	74,015	5.35	5,391,283	73,916	5.44
Total interest earning assets	7,853,206	92,782	4.79	7,669,685	92,203	4.77
Less: allowance for credit losses on loans and leases	(62,732)			(59,088)
Non-interest earning assets	588,171			569,493
Total assets	$8,378,645			$8,180,090
Interest bearing liabilities:
Savings	$3,605,905	$4,840	0.54%	$3,470,813	$4,487	0.51%
Money market accounts	91,463	54	0.24	97,230	61	0.25
Certificates of deposit	3,551,310	9,454	1.08	3,337,399	9,269	1.10
Total interest bearing deposits	7,248,678	14,348	0.80	6,905,442	13,817	0.79
Borrowings	262,485	655	1.01	427,044	748	0.69
Total interest bearing liabilities	7,511,163	15,003	0.81	7,332,486	14,565	0.79
Non-interest bearing deposits	86,570			79,479
Non-interest bearing liabilities	51,940			50,190
Shareholders' equity	728,972			717,935
Total liabilities and shareholders' equity	$8,378,645			$8,180,090
Net interest income and interest rate spread		$77,779	3.98%		$77,638	3.98%
Net interest margin			4.02			4.02
Ratio of average interest-earning assets to average interest-bearing liabilities			104.55%			104.60%

(1)Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

	As of and for the three months ended
	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Total shareholders’ equity	$713,327	$715,133	$689,423	$657,347	$590,360
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,988	2,026	2,065	2,103	2,141
Tangible shareholders’ equity (a)	$709,542	$711,310	$685,561	$653,447	$586,422
Shares outstanding (c)	43,787,660	43,619,070	43,381,014	43,264,460	42,951,344
Total assets	$8,619,966	$8,213,393	$8,137,341	$8,243,186	$8,417,875
Less:
Goodwill	1,797	1,797	1,797	1,797	1,797
Other intangible assets	1,988	2,026	2,065	2,103	2,141
Tangible assets (b)	$8,616,181	$8,209,570	$8,133,479	$8,239,286	$8,413,937
Tangible shareholders’ equity to tangible assets (a/b)	8.23%	8.66%	8.43%	7.93%	6.97%
Tangible book value per share (a/c)	$16.20	$16.31	$15.80	$15.10	$13.65
Efficiency ratio:
Noninterest expense (d)	$65,714	$59,698	$55,459	$57,558	$58,272
Net interest income	77,779	77,638	77,735	71,462	69,950
Noninterest income	32,668	33,756	25,276	70,111	31,057
Less: gain on sale of securities	—	—	—	—	—
Adjusted operating revenue (e)	$110,447	$111,394	$103,011	$141,573	$101,007
Efficiency ratio (d/e)	59.50%	53.59%	53.84%	40.66%	57.69%

This press release presents the non-GAAP financial measures. The adjustments to reconcile from the non-GAAP financial measures to the applicable GAAP financial measure are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.